EXHIBIT 99.1

Heritage Oaks Bancorp Reports Fourth Quarter Results

Declares Quarterly Dividend of $0.05 per Common Share

PASO ROBLES, Calif., Feb. 2, 2015 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (Nasdaq:HEOP), a bank holding company and the parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $4.2 million, or $0.13 per dilutive common share, for the fourth quarter of 2014 compared to net income available to common shareholders of $1.6 million, or $0.06 per dilutive common share, for the fourth quarter of 2013, and net income available to common shareholders of $3.4 million, or $0.10 per dilutive common share for the third quarter of 2014. For the year ended December 31, 2014, net income available to common shareholders was $8.8 million, or $0.27 per dilutive common share, compared with net income available to common shareholders of $9.9 million, or $0.37 per dilutive common share for the same period in 2013. The increase in net income for the fourth quarter of 2014 as compared to the same quarter a year earlier was primarily due to the increased pre-tax net income resulting from the inclusion of the operating results of Mission Community Bancorp ("MISN") into the Company's operating results. The acquisition of MISN was completed on February 28, 2014 (the "MISN Transaction").

Fourth Quarter and Year End 2014 Highlights

  Gross loans grew 44.2% or $366.0 million to $1.2 billion at December 31, 2014, compared with $827.5 million, at December 31, 2013. Year-over-year loan growth was primarily due to $280.7 million of loans acquired through the MISN Transaction. Additionally, gross loans grew $85.2 million or 10.3% during the year, including $41.9 million or 3.6% during the three months ended December 31, 2014.
  Total deposits grew 43.2% or $420.9 million to $1.4 billion at December 31, 2014, compared with $973.9 million a year earlier, primarily as a result of the $371.5 million of deposits acquired through the MISN Transaction and $49.4 million or 5.1% of organic deposit growth. Total deposits declined 2.0% or $28.1 million during the three months ended December 31, 2014. Non-interest bearing demand deposits grew 58.1% to $461.5 million compared to the prior year, with the growth largely resulting from the additional non-interest bearing deposits of $137.6 million acquired as part of the MISN Transaction. Non-interest bearing demand deposits represent 33.1% of total deposits at December 31, 2014, compared to 33.0% of total deposits at September 30, 2014, and 30.0% at December 31, 2013.
  The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined to 1.41% at December 31, 2014 from 2.16% at December 31, 2013. The decline is due primarily to the inclusion of loans acquired from MISN in the denominator of this ratio which carry a proportionately smaller reserve than the legacy Heritage Oaks' portfolio. Loans acquired from MISN were initially acquired at their fair market value and had no allowance for loan and lease losses associated with them. As of December 31, 2014, acquired MISN loans have an allowance for loan and lease losses of $1.0 million or 0.41% of the remaining acquired MISN loan portfolio. The remaining un-accreted fair market value discount on MISN loans was $7.6 million at December 31, 2014. The combined un-accreted MISN purchase discounts and allowance for loan and lease losses, represent 2.04% of gross loans as of December 31, 2014.
  For the quarter ended December 31, 2014, the Company recorded $0.4 million in merger, restructure, and integration costs related to the MISN Transaction. Merger, restructure and integration costs for 2014 totaled $9.2 million.
  Regulatory capital ratios for the Bank at December 31, 2014 were 9.83% for Tier 1 Leverage Capital and 13.88% for Total Risk Based Capital. The Company had a tangible common equity to tangible assets ratio of 9.92% at December 31, 2014. Tangible book value per common share was $4.92 at December 31, 2014 compared to tangible book value per common share of $4.85 at September 30, 2014, and $4.34 at December 31, 2013. At December 31, 2014, the Bank maintained regulatory capital ratios at levels that would be generally considered "well capitalized" for regulatory purposes, respectively.
  The Company recorded goodwill of $13.4 million during the first quarter of 2014 and had made subsequent goodwill adjustments downward of $0.1 million through the end of the third quarter of 2014. In accordance with accounting guidelines the Company is permitted to refine its initial estimate of goodwill for a period of up to one year after the acquisition date. During the fourth quarter of 2014 the Company adjusted its goodwill upward by $0.3 million for cumulative total goodwill attributable to the MISN Transaction of $13.6 million. This adjustment was primarily a result of the impact of a downward revision of the purchase accounting adjustment related to acquired net deferred tax assets. The Company has now completed its refinement of the goodwill resulting from the MISN Transaction.
  On January 28, 2015 the board of directors declared a dividend of $0.05 per common share for shareholders of record as of February 16, 2015, which is payable to our common shareholders and to the holders of our Series C Preferred Stock on March 2, 2015. The Company also repurchased 51,732 common shares, at an average price of $7.47 per share during the fourth quarter, in conjunction with its previously announced share repurchase program.

"During the fourth quarter, our team focused on relationship banking and achieved solid loan growth for the quarter similar to the levels we had experienced in 2013, before the close of the Mission Transaction. We closed the fourth quarter with a strong pipeline as well, and expect loan growth to continue to be strong into the first quarter of 2015. We are also very pleased to announce the successful opening of our newest branch in Goleta during the quarter." stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp. Ms. Lagomarsino continued, "In addition, we recently hired Rick Arredondo, a seasoned banking professional, to join our organization as the President and Chief Banking Officer for Heritage Oaks Bank. Arredondo will lead our sales and growth strategies and will be responsible for all customer-facing areas of the Bank. This addition positions us well to continue to expand our banking franchise along the Central Coast of California. I am also proud to announce that our board declared a cash dividend of $0.05 per share. This demonstrates the board's continued commitment to enhancing shareholder value. It is also a testament to the strength of our core franchise and our confidence in our financial performance going forward."

Ms. Lagomarsino continued, "We have also made significant progress in strengthening our Bank Secrecy Act and Anti-Money Laundering program, and in addressing the issues identified in the Consent Order."

Net Income Available to Common Shareholders

Net income available to common shareholders for the fourth quarter of 2014 was $4.2 million, or $0.13 per dilutive common share, compared with net income available to common shareholders of $1.6 million, or $0.06 per dilutive common share, for the fourth quarter of 2013. The net income available to common shareholders for the quarter ended September 30, 2014 was $3.4 million, or $0.10 per dilutive common share.

Year to date earnings available to common shareholders for the year ended December 31, 2014 were $8.8 million, or $0.27 per dilutive common share, as compared to $9.9 million, or $0.37 per dilutive common share, for the year ended December 31, 2013. Earnings before income taxes, gains on investments, and merger, restructure, and integration costs were $7.0 million for the quarter ended December 31, 2014, compared to the linked-quarter of $5.5 million, reflecting an increase of 28.0%. Earnings before income taxes, gains on investments, and merger, restructure, and integration costs increased to $22.3 million year to date through December 31, 2014, as compared to $15.0 million for the prior year, representing a 48.8% increase, primarily resulting from the inclusion of the earnings from the assets acquired through the MISN Transaction and the efficiencies gained from the restructure and consolidation efforts.

Net Interest Income

Net interest income was $15.7 million, or 3.95% of average interest earning assets ("net interest margin" or "NIM"), for the fourth quarter of 2014 compared with $10.7 million, or a 3.89% NIM, for the same period a year earlier and $15.6 million, or a 3.98% NIM, for the quarter ended September 30, 2014. Our NIM continues to be supported by our low cost deposits. The cost of interest bearing deposits was 0.38%, 0.39% and 0.44% for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively. After including the benefit to funding costs of our non-interest bearing demand deposits, our total cost of deposits was 0.25%, 0.26% and 0.31% for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively. The decline in both the cost of interest bearing deposits and total deposits, experienced over the last year, was primarily attributable to the lower cost deposits acquired through the MISN Transaction on February 28, 2014.

Net interest income increased by $0.2 million for the quarter ended December 31, 2014 as compared to the quarter ended September 30, 2014, due primarily to increased income contributed from the loan portfolio.  Total loan discount accretion from the acquired MISN portfolio was essentially unchanged at $0.9 million for both the quarters ended December 31, 2014 and September 30, 2014, respectively. Loan discount accretion from the acquired MISN portfolio was $3.1 million for the year ended December 31, 2014. For the years ended December 31, 2014, and 2013, net interest income was $58.9 million and $41.5 million, respectively; representing a $17.4 million, or 41.9%, year over year increase. The majority of the year over year increase is attributable to the net interest income from the loans acquired and deposit liabilities assumed through the MISN Transaction.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded during the three months ended December 31, 2014 or 2013 or the linked-quarter ended September 30, 2014.  We recorded net recoveries of $15,000, and $0.2 million during the three months ended December 31, 2014 and September 30, 2014, respectively.  Net recoveries were $0.4 million for the three months ended December 31, 2013.

The lack of provisions for loan and lease losses over the last nine quarters was largely driven by the gradual improvements in the overall credit quality of the loan portfolio. Due to heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided an allocation of reserves under its qualitative factors in the Bank's allowance for loan and lease losses to address these concerns. Management will continue to monitor the drought as it relates to our customers.

The fourth quarter 2014 provision for loan and lease losses associated with the MISN acquired portfolio was $1.0 million and was offset by provision recaptures related to the other components of our allowance for loan and lease losses; the net impact of which resulted in a $0 provision for loan and lease losses for the fourth quarter of 2014.  The incremental allowance for loan and lease losses allocated for the acquired MISN loan portfolio was 0.41%, while the remaining un-accreted fair value discount available to absorb credit losses from the acquired MISN portfolio represented 3.07% of acquired MISN loans as of December 31, 2014.

Non-Interest Income

Non-interest income for the fourth quarter of 2014 was $2.4 million as compared to $1.9 million for the same period a year earlier and $3.0 million for the linked-quarter ended September 30, 2014. The increase from a year ago was primarily the result of increases in other income of $0.2 million, fees and service charges of $0.2 million, and gain on sales of investment securities of $0.1 million.  Non-interest income declined $0.6 million in the fourth quarter of 2014 compared to the linked-quarter, primarily as a result of higher gain on sale of investment securities of $0.4 million and other income of $0.2 million earned during the prior quarter. Non-interest income for the years ended December 31, 2014 and 2013 was $9.6 million and $12.9 million, respectively. The primary reasons that the 2014 non-interest income was lower than the 2013 non-interest income include:  lower gains on the sale of investment securities of $3.3 million and lower mortgage banking revenues of $1.3 million in 2014 compared to 2013, respectively. These negative variances were partially offset by increases in fees and service charges of $0.8 million and other income of $0.5 million in 2014 as compared to 2013.

Non-Interest Expense

Non-interest expense was $11.4 million for the quarter ended December 31, 2014 compared to $9.6 million for the quarter ended December 31, 2013, and $13.4 million for the linked-quarter ended September 30, 2014. The $1.8 million year-over-year quarterly non-interest expense increase resulted primarily from MISN operating costs and included increases in salary and benefits of $0.9 million, occupancy and equipment expense of $0.3 million, professional services of $0.4 million, and $0.3 million of other non-interest expense.

For the years ended December 31, 2014 and 2013 non-interest expense was $54.8 million and $36.6 million, respectively, an $18.2 million or 49.9% increase. The increase is primarily a result of both the addition of MISN operations to the Company's operations and MISN merger related costs including, salary and employee benefit costs of $4.5 million, $1.7 million in occupancy and equipment costs, $8.1 million of merger, restructure and integration costs, and a $2.0 million increase in other professional services.

The $2.0 million decline in non-interest expense for the fourth quarter of 2014 as compared to the third quarter of 2014 was largely the result of a decrease in salaries and employee benefits expense of $0.8 million, professional services expense of $0.6 million and merger, restructuring and integration costs of $0.3 million. Salaries and benefits expense declined as compared to the linked-quarter due to a $0.6 million decline in incentive compensation plan expense while professional services expense declined due to a $0.6 million decrease in attorney costs due to the successful resolution of certain on-going litigation.

During the fourth quarter of 2014, merger, restructure and integration costs of $0.4 million were incurred and comprised primarily of: $0.3 million of accruals for termination benefits paid to employees displaced as a result of the merger and for the retention of key employees through integration related milestone dates, and $0.1 million for the write-down of held for sale facilities.

We sold three of the four branch properties in accordance with our planned consolidation of MISN operations as of December 31, 2014. The financial impacts of merger and restructuring initiatives have been completed as of the end of 2014.  We expect to gain the full benefit of the consolidation of the operations of the two organizations during the first quarter of 2015.  We have already achieved one of our goals of reducing the number of FTE to below 300. As of December 31, 2014 we have reduced the number of full time equivalent employees ("FTE") from approximately 357 at the time we closed the MISN Transaction on February 28, 2014, to 294 as of December 31, 2014. We also continue to anticipate that the financial impact of these efforts will result in an approximate $9.0 million annual reduction in operating expenses as compared to the annual combined 2013 operating expenses of the two entities before the merger.

Operating Efficiency

The Company's operating efficiency ratio improved to 61.67% for the fourth quarter compared to 71.91% for the third quarter of 2014, and decreased as compared to the 75.33% reported for the same period a year ago.  For the twelve months ended December 31, 2014 and 2013, the operating efficiency ratios were 78.92% and 71.29%, respectively.  However, exclusive of merger, restructure, and integration costs, our operating efficiency ratio would have been 59.43% for the quarter ended December 31, 2014 and 67.78% for the quarter ended September 30, 2014. Our operating efficiency ratios for the three and twelve month periods ended at December 31, 2014 reflect the impact of the charges to non-interest expense discussed above. In addition to the previously mentioned one-time merger, restructure, and integration expenses, the most notable impact on the operating efficiency ratio has been the positive impact to net interest income resulting from the increased scale of the combined entity. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 2.64% for the quarter ended December 31, 2014 compared to 3.23% for the quarter ended December 31, 2013, and 3.14% for the quarter ended September 30, 2014.  This performance ratio, adjusted for the merger, restructure, and integration related expenses, would have been 2.54% for the fourth quarter of 2014, and 2.96% for the third quarter of 2014.

Income Taxes

Income tax expense was $2.3 million and $1.7 million for the quarter ended December 31, 2014 and September 30, 2014, respectively, and $1.3 million for the quarter ended December 31, 2013. The Company's effective tax rate for the fourth quarter of 2014 was 35.0% compared with 33.7% for the quarter ended September 30, 2014, and 44.5% for the same period a year ago.

Balance Sheet

During the fourth quarter of 2014, total assets decreased marginally by $6.1 million, or 0.4%, to $1.7 billion at December 31, 2014. Total assets at December 31, 2014 increased by $506.5 million or 42.1%, compared to $1.2 billion at December 31, 2013.  The majority of the increase in the year-over-year asset levels relates to the MISN Transaction which added $280.7 million in loans, $76.2 million of investment securities, and $37.6 million in cash and equivalents, which were all acquired at fair market value, at the closing of the transaction on February 28, 2014. Total shareholders' equity was $197.9 million at December 31, 2014, an increase of $3.8 million, or 2.0%, compared to September 30, 2014 and an increase of $71.5 million, or 56.6%, compared to December 31, 2013.

The year-over-year increase in shareholders' equity was primarily due to the issuance of 7.5 million shares of common stock at $7.99 per share upon consummation of the MISN Transaction which totaled $60.3 million, and to a lesser degree, the contribution of $9.0 million of earnings, and a $4.4 million increase in accumulated other comprehensive income due to the improvement in the fair value of the investment securities portfolio, which resulted from the decline in long-term interest rates.

Total gross loans increased $41.9 million, or 3.6%, at December 31, 2014 compared to September 30, 2014, and increased $366.0 million, or 44.2%, from $827.5 million at December 31, 2013. Total new loan production for the fourth quarter of 2014 was $79.2 million and was led by organic loan production of $59.2 million, and mortgage loans originated for sale of $20.0 million.  Loan production declined $5.2 million, or 6.2%, during the three months ended December 31, 2014, compared with quarterly production of $84.4 million for the same period a year earlier.

Total deposits declined $28.1 million, or 2.0%, to $1.4 billion at December 31, 2014 as compared to balances at September 30, 2014 and grew $420.9 million, or 43.2%, from $973.9 million at December 31, 2013. Acquired MISN customer deposits as of December 31, 2014 exceeded 93% of the acquired balances at the closing of the MISN Transaction on February 28, 2014.

Allowance for Loan and Lease Losses

The ALLL was $16.8 million, or 1.41%, of total loans at December 31, 2014, compared with $16.8 million, or 1.46%, of total loans at September 30, 2014, and $17.9 million, or 2.16%, at December 31, 2013. The decrease in the ALLL to total loans ratio is due to the acquisition of the MISN loan portfolio at fair market value on February 28, 2014. These loans had a fair value discount of $7.6 million at December 31, 2014, including the discount on PCI loans of $3.1 million. In accordance with applicable accounting standards, no ALLL was recorded on the MISN acquired portfolio at acquisition because such loans are carried at approximately fair value at that time.

During our fourth quarter analysis of the allowance for loan and lease losses it was determined that, for certain segments of the acquired MISN loan portfolio, the un-accreted purchase discount is now less than the total allowance for loan and lease losses required to absorb probable losses on those particular segments, such as commercial and agricultural lines of credit. These incremental allowance allocations were not driven by a decline in the credit quality of such segments, rather they were due to the relatively fast accretion of purchase discounts attributable to those segments. At December 31, 2014 the combined un-accreted MISN purchase discounts and allowance for loan and lease losses, represent 2.04% of gross loans.

Non-performing loans at December 31, 2014 totaled $10.5 million and increased by $0.3 million as compared to prior quarter end, and increased by $0.4 million from the same prior year period. Classified assets increased by $7.3 million to $52.6 million at December 31, 2014 from $45.3 million at September 30, 2014, due to two lending relationships, both of which are current in terms of their payments, however are not in full compliance with their loan covenants. The year-over-year increase in classified assets was $17.1 million, from $35.5 million at December 31, 2013.  Total gross classified assets increased by $18.2 million as a result of classified assets acquired through the MISN Transaction on February 28, 2014, which is the most significant contributor to the year-over-year increase. Total loans delinquent 30 to 89 days were 0.01% of total gross loans as of December 31, 2014. PCI loans acquired from MISN had outstanding principal balances of $13.4 million, with a carrying value of $10.3 million at December 31, 2014, which approximates fair value.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the levels required to be generally considered "well capitalized" for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 10.22% and 9.83%, respectively, at December 31, 2014 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.38% and 13.88%, respectively, at December 31, 2014 compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The Company had a tangible common equity to tangible assets ratio of 9.92% at December 31, 2014.

The Company has entered into a written agreement with Castle Creek Partners IV, LP; ("Castle Creek") its fourth-largest investor, to exchange all of the issued and outstanding series C preferred shares owned by the investor for shares of the Company's common stock on a one-for-one basis, subject to regulatory approval. Castle Creek converted 840,841 shares on December 24, 2014 which resulted in a reclassification of $2.5 million of preferred equity to common equity and triggered a proportionate conversion of the series C beneficial conversion feature of $0.2 million which represented dividend accretion on the series C preferred stock. The remaining 348,697 preferred shares outstanding will be converted in the event that the Federal Reserve approves of Castle Creek's application to increase the common ownership level of the Company to over 9.9%.

Conference Call

The Company will host a conference call to discuss the fourth quarter results at 8:00 a.m. PDT on February 3, 2015. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 63070455, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-K

The Company intends to file with the U.S. Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2014, on or before March 16, 2015. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Investor Relations Department. By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.7 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank. Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: continuing relative softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company's business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber attack; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and the possibility that any expansionary activities will be impeded while the FDIC's and CA DBO's joint Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2014.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

(dollars in thousands except share and per share data)	12/31/2014	9/30/2014	12/31/2013
Assets
Cash and due from banks	$ 12,548	$ 14,993	$ 11,336
Interest earning deposits in other banks	23,032	35,834	14,902
Total cash and cash equivalents	35,580	50,827	26,238

Investment securities available for sale, at fair value	355,580	382,437	276,795
Loans held for sale, at lower of cost or fair value	2,586	5,977	2,386
Gross loans	1,193,483	1,151,576	827,484
Net deferred loan fees	(1,445)	(1,414)	(1,281)
Allowance for loan and lease losses	(16,802)	(16,787)	(17,859)
Net loans held for investment	1,175,236	1,133,375	808,344
Premises and equipment, net	37,820	36,937	24,220
Premises and equipment held for sale	1,978	2,070	--
Deferred tax assets, net	24,920	27,914	21,624
Bank owned life insurance	24,711	24,549	15,826
Federal Home Loan Bank stock	7,853	7,853	4,739
Goodwill	24,885	24,536	11,237
Other intangible assets	5,347	5,644	1,344
Other assets	13,631	14,105	10,898
Total assets	$ 1,710,127	$ 1,716,224	$ 1,203,651

Liabilities
Deposits
Non-interest bearing deposits	$ 461,479	$ 469,435	$ 291,856
Interest bearing deposits	933,325	953,499	682,039
Total Deposits	1,394,804	1,422,934	973,895
Short term FHLB borrowing	25,000	10,000	29,000
Long term FHLB borrowing	70,558	65,562	59,500
Junior subordinated debentures	13,233	13,179	8,248
Other liabilities	8,592	10,430	6,581
Total liabilities	1,512,187	1,522,105	1,077,224

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value; issued and outstanding: 348,697 shares at December 31, 2014, 1,189,538 shares at September 30, 2014 and December 31, 2013, respectively	1,056	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 33,905,060, 33,082,205and 25,397,780 shares as of December 31, 2014, September 30, 2014, and December 31, 2013, respectively	164,196	161,924	101,511
Additional paid in capital	6,984	6,382	6,020
Retained earnings	24,772	22,303	18,717
Accumulated other comprehensive income / (loss)	932	(94)	(3,425)
Total shareholders' equity	197,940	194,119	126,427
Total liabilities and shareholders' equity	$ 1,710,127	$ 1,716,224	$ 1,203,651

Book value per common share	$ 5.81	$ 5.76	$ 4.84

Tangible book value per common share	$ 4.92	$ 4.85	$ 4.34

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Three Months Ended
(dollars in thousands except per share data)	12/31/2014	9/30/2014	12/31/2013
Interest Income
Loans, including fees	$ 15,011	$ 14,745	$ 10,162
Investment securities	1,883	1,946	1,483
Other interest-earning assets	170	204	91
Total interest income	17,064	16,895	11,736
Interest Expense
Deposits	906	918	759
Other borrowings	432	406	290
Total interest expense	1,338	1,324	1,049
Net interest income before provision for loan and lease losses	15,726	15,571	10,687
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,726	15,571	10,687
Non-Interest Income
Fees and service charges	1,363	1,410	1,199
Net gain on sale of mortgage loans	363	411	333
Other mortgage fee income	67	64	72
Gain (loss) on sale of investment securities	97	450	(9)
Other income	464	647	284
Total non-interest income	2,354	2,982	1,879
Non-Interest Expense
Salaries and employee benefits	5,355	6,164	4,442
Occupancy and equipment	1,587	1,776	1,262
Information technology	622	756	657
Professional services	1,191	1,839	751
Regulatory assessments	302	351	156
Sales and marketing	248	232	146
Foreclosed asset costs and write-downs	(3)	55	51
Provision for mortgage loan repurchases	100	27	--
Amortization of intangible assets	297	297	100
Merger, restructure and integration	405	748	1,049
Other expense	1,281	1,137	1,010
Total non-interest expense	11,385	13,382	9,624
Income before income taxes	6,695	5,171	2,942
Income tax expense	2,343	1,742	1,308
Net income	4,352	3,429	1,634
Dividends and accretion on preferred stock	168	--	--
Net income available to common shareholders	$ 4,184	$ 3,429	$ 1,634

Weighted Average Shares Outstanding
Basic	33,301,966	33,992,465	26,382,488
Diluted	33,433,813	34,146,200	26,550,442
Earnings Per Common Share
Basic	$ 0.13	$ 0.10	$ 0.06
Diluted	$ 0.13	$ 0.10	$ 0.06

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Twelve Months Ended
(dollars in thousands except per share data)	12/31/2014	12/31/2013
Interest Income
Loans, including fees	$ 56,145	$ 39,610
Investment securities	7,238	5,476
Other interest-earning assets	705	307
Total interest income	64,088	45,393
Interest Expense
Deposits	3,567	2,860
Other borrowings	1,590	1,007
Total interest expense	5,157	3,867
Net interest income before provision for loan and lease losses	58,931	41,526
Provision for loan and lease losses	--	--
Net interest income after provision for loan and lease losses	58,931	41,526
Non-Interest Income
Fees and service charges	5,312	4,529
Net gain on mortgage banking activities	1,330	2,282
Other mortgage fee income	290	642
Gain on sale of investment securities	646	3,926
Other income	1,997	1,496
Total non-interest income	9,575	12,875
Non-Interest Expense
Salaries and employee benefits	23,476	18,977
Occupancy and equipment	6,576	4,891
Information technology	3,025	2,582
Professional services	4,801	2,833
Regulatory assessments	1,164	1,007
Sales and marketing	843	584
Foreclosed asset costs and writedowns	179	180
Provision for mortgage loan repurchases	127	570
Amortization of intangible assets	1,057	400
Merger, restructure and integration	9,190	1,051
Other expense	4,354	3,488
Total non-interest expense	54,792	36,563
Income before income taxes	13,714	17,838
Income tax expense	4,749	6,997
Net income	8,965	10,841
Dividends and accretion on preferred stock	168	898
Net income available to common shareholders	$ 8,797	$ 9,943

Weighted Average Shares Outstanding
Basic	32,567,137	26,341,592
Diluted	32,712,983	26,542,689
Earnings Per Common Share
Basic	$ 0.27	$ 0.38
Diluted	$ 0.27	$ 0.37

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Twelve Months Ended
PROFITABILITY / PERFORMANCE RATIOS	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Net interest margin	3.95%	3.98%	3.89%	3.97%	4.03%
Return on average equity	8.80%	7.05%	5.10%	4.92%	7.87%
Return on average common equity	8.61%	7.18%	5.25%	4.92%	8.10%
Return on average tangible common equity	10.20%	8.55%	5.85%	5.84%	9.04%
Return on average assets	1.01%	0.80%	0.55%	0.56%	0.97%
Non-interest income to total net revenue	13.02%	16.07%	14.95%	13.98%	23.67%
Yield on interest earning assets	4.29%	4.32%	4.28%	4.32%	4.40%
Cost of interest bearing liabilities	0.52%	0.52%	0.56%	0.52%	0.56%
Cost of funds	0.35%	0.35%	0.40%	0.36%	0.40%
Operating efficiency ratio (1)	61.67%	71.91%	75.33%	78.92%	71.29%
Non-interest expense to average assets, annualized	2.64%	3.14%	3.23%	3.40%	3.27%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	0.88%	0.89%	1.22%
Non-performing loans to equity	5.32%	5.29%	8.00%
Non-performing assets to total assets	0.62%	0.60%	0.84%
Allowance for loan and lease losses to total gross loans	1.41%	1.46%	2.16%
Net (recoveries) charge-offs to average loans outstanding, annualized	-0.01%	-0.06%	-0.20%	0.10%	0.03%
Classified assets to Tier I + ALLL	28.03%	24.91%	25.95%
30-89 Day Delinquency Rate	0.01%	0.00%	0.01%

CAPITAL RATIOS

Company
Leverage ratio	10.22%	10.00%	10.20%
Tier I Risk-Based Capital Ratio	13.13%	12.87%	12.91%
Total Risk-Based Capital Ratio	14.38%	14.12%	14.17%

Bank
Leverage ratio	9.83%	9.77%	9.82%
Tier I Risk-Based Capital Ratio	12.63%	12.58%	12.42%
Total Risk-Based Capital Ratio	13.88%	13.83%	13.68%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs, gains and losses on sale of fixed assets, and the amortization of core deposit intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	12/31/2014			9/30/2014			12/31/2013
		Yield /	Income /		Yield /	Income /		Yield /	Income /
(dollars in thousands)	Balance	Rate	Expense	Balance	Rate	Expense	Balance	Rate	Expense
Interest Earning Assets
Interest earning deposits in other banks	$ 34,891	0.14%	$ 12	$ 72,348	0.20%	$ 36	$ 16,826	0.19%	$ 8
Investment securities	369,379	2.02%	1,883	374,359	2.06%	1,946	280,432	2.10%	1,483
Other investments	9,839	6.37%	158	9,839	6.77%	168	6,642	4.96%	83
Loans (1)	1,163,454	5.12%	15,011	1,096,002	5.34%	14,745	784,841	5.14%	10,162
Total earning assets	1,577,563	4.29%	17,064	1,552,548	4.32%	16,895	1,088,741	4.28%	11,736
Allowance for loan and lease losses	(16,827)			(16,696)			(17,791)
Other assets	151,869			155,656			109,986
Total assets	$ 1,712,605			$ 1,691,508			$ 1,180,936

Interest Bearing Liabilities
Interest bearing demand	$ 110,024	0.11%	$ 31	$ 106,382	0.11%	$ 30	$ 86,666	0.10%	$ 22
Savings	98,280	0.10%	25	104,757	0.10%	26	41,219	0.10%	10
Money market	452,495	0.28%	316	438,824	0.29%	317	329,334	0.33%	278
Time deposits	282,388	0.75%	534	289,886	0.75%	545	220,269	0.81%	449
Total interest bearing deposits	943,187	0.38%	906	939,849	0.39%	918	677,488	0.44%	759
Federal funds purchased	33	0.76%	--	--	0.00%	--	--	0.00%	--
Federal Home Loan Bank borrowing	73,386	1.57%	290	65,824	1.59%	264	62,617	1.57%	248
Junior subordinated debentures	13,200	4.27%	142	13,145	4.29%	142	8,248	2.02%	42
Total borrowed funds	86,619	1.98%	432	78,969	2.04%	406	70,865	1.62%	290
Total interest bearing liabilities	1,029,806	0.52%	1,338	1,018,818	0.52%	1,324	748,353	0.56%	1,049
Non interest bearing demand	475,745			467,868			298,561
Total funding	1,505,551	0.35%	1,338	1,486,686	0.35%	1,324	1,046,914	0.40%	1,049
Other liabilities	10,816			11,761			6,935
Total liabilities	$ 1,516,367			$ 1,498,447			$ 1,053,849

Shareholders' Equity
Total shareholders' equity	196,238			193,061			127,087
Total liabilities and shareholders' equity	$ 1,712,605			$ 1,691,508			$ 1,180,936

Net interest margin		3.95%			3.98%			3.89%

Interest rate spread		3.77%	$ 15,726		3.80%	$ 15,571		3.72%	$ 10,687

Cost of deposits		0.25%			0.26%			0.31%

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For the Year Ended
	12/31/2014			12/31/2013
		Yield /	Income /		Yield /	Income /
(dollars in thousands)	Balance	Rate	Expense	Balance	Rate	Expense
Interest Earning Assets
Interest earning deposits in other banks	$ 52,039	0.17%	$ 89	$ 15,466	0.21%	$ 33
Investment securities	350,069	2.07%	7,238	262,504	2.09%	5,476
Other investments	9,152	6.73%	616	6,590	4.16%	274
Loans (1)	1,072,133	5.24%	56,145	747,018	5.30%	39,610
Total earning assets	1,483,393	4.32%	64,088	1,031,578	4.40%	45,393
Allowance for loan and lease losses	(17,375)			(17,937)
Other assets	143,687			105,693
Total assets	$ 1,609,705			$ 1,119,334

Interest Bearing Liabilities
Interest bearing demand	$ 103,781	0.11%	$ 114	$ 78,055	0.10%	$ 81
Savings	93,593	0.10%	91	40,548	0.10%	40
Money market	418,532	0.30%	1,247	302,998	0.33%	1,000
Time deposits	278,292	0.76%	2,115	200,249	0.87%	1,739
Total interest bearing deposits	894,198	0.40%	3,567	621,850	0.46%	2,860
Federal funds purchased	8	0.76%	--	--	0.00%	--
Federal Home Loan Bank borrowing	76,499	1.43%	1,091	59,063	1.42%	840
Junior subordinated debentures	12,348	4.04%	499	8,248	2.02%	167
Total borrowed funds	88,855	1.79%	1,590	67,311	1.50%	1,007
Total interest bearing liabilities	983,053	0.52%	5,157	689,161	0.56%	3,867
Non interest bearing demand	434,012			282,060
Total funding	1,417,065	0.36%	5,157	971,221	0.40%	3,867
Other liabilities	10,454			10,306
Total liabilities	1,427,519			981,527

Shareholders' Equity
Total stockholders' equity	182,186			137,807
Total liabilities and shareholders' equity	$ 1,609,705			$ 1,119,334

Net interest margin		3.97%			4.03%

Interest rate spread		3.80%	$ 58,931		3.84%	$ 41,526

Cost of deposits		0.27%			0.32%
(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits
(dollars in thousands)

Loans	12/31/2014	9/30/2014	12/31/2013
Real Estate Secured
Multi-family residential	$ 78,645	$ 76,821	$ 31,140
Residential 1 to 4 family	127,201	121,061	88,904
Home equity lines of credit	38,252	37,967	31,178
Commercial	588,472	582,600	432,203
Farmland	98,373	93,965	50,414
Land	20,167	24,634	24,523
Construction	24,493	17,845	13,699
Total real estate secured	975,603	954,893	672,061
Commercial
Commercial and industrial	154,787	143,861	119,121
Agriculture	55,101	44,204	32,686
Other	14	20	38
Total commercial	209,902	188,085	151,845
Installment	7,723	8,198	3,246
Overdrafts	255	400	332
Total gross loans	1,193,483	1,151,576	827,484

Deferred loan fees	(1,445)	(1,414)	(1,281)
Allowance for loan and lease losses	(16,802)	(16,787)	(17,859)
Total net loans	$ 1,175,236	$ 1,133,375	$ 808,344
Loans held for sale	2,586	$ 5,977	$ 2,386

Deposits	12/31/2014	9/30/2014	12/31/2013
Non-interest bearing deposits	$ 461,479	$ 469,435	$ 291,856
Interest bearing deposits:
NOW accounts	108,757	108,186	87,298
Other savings deposits	95,619	106,211	42,648
Money market deposit accounts	449,110	455,045	332,272
Time deposits	279,839	284,057	219,821
Total deposits	$ 1,394,804	$ 1,422,934	$ 973,895

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets
(dollars in thousands)
	Three Months Ended
Allowance for Loan Losses	12/31/2014	9/30/2014	12/31/2013
Balance, beginning of period	$ 16,787	$ 16,635	$ 17,468
Provision for loan and lease losses	--	--	--
Loans charge-off:
Commercial real estate	--	10	--
Commercial and industrial	107	2	126
Agriculture	1	--	18
Land	30	--	--
Installment	--	--	31
Total charge-offs	138	12	175
Recoveries of loans previously charged-off	153	164	566
Balance, end of period	$ 16,802	$ 16,787	$ 17,859

Net (recoveries)	$ (15)	$ (152)	$ (391)

Non-Performing Assets	12/31/2014	9/30/2014	12/31/2013
Loans on non-accrual status
Residential 1-4 family	$ 124	$ 97	$ 449
Home equity lines of credit	258	100	--
Commercial real estate	2,085	1,938	672
Land	5,237	5,226	5,910
Commercial and industrial	2,102	2,182	2,180
Agriculture	686	685	789
Installment	43	46	117
Total non-accruing loans	10,535	10,274	10,117
Loans more than 90 days delinquent, still accruing	--	--	--
Total non-performing assets	$ 10,535	$ 10,274	$ 10,117

Note: Non-performing assets consisted solely of non-accruing loans as of the period ends presented above.

Classified assets	12/31/2014	9/30/2014	12/31/2013
Loans	$ 52,625	$ 45,268	$ 35,491
Other real estate owned (OREO)	--	--	--
Non-investment grade securities	--	--	--
Total classified assets	$ 52,625	$ 45,268	$ 35,491

Classified assets to Tier I + ALLL	28.03%	24.91%	25.95%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit at the period ends presented above.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance				Balance
	September 30,		Net		December 31,
(dollar amounts in thousands)	2014	Additions	Paydowns	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 97	$ 39	$ (12)	$ --	$ 124
Home equity line of credit	100	158	--	--	258
Commercial	1,938	176	(29)	--	2,085
Land	5,226	156	(116)	(29)	5,237
Commercial
Commercial and industrial	2,182	248	(221)	(107)	2,102
Agriculture	685	1	--	--	686
Installment loans to individuals	46	--	(3)	--	43

Totals	$ 10,274	$ 778	$ (381)	$ (136)	$ 10,535

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Balance
	December 31,		Additions	Net	to Foreclosed	Accrual		December 31,
(dollar amounts in thousands)	2013	Additions	due to merger	Paydowns	Collateral	Status	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 449	$ 39	$ --	$ (24)	$ (248)	$ --	$ (92)	$ 124
Home equity line of credit	--	258	--	--	--	--	--	258
Commercial	672	4,564	137	(900)	(137)	(1,225)	(1,026)	2,085
Land	5,910	452	--	(1,096)	--	--	(29)	5,237
Commercial
Commercial and industrial	2,180	1,531	568	(1,233)	--	(837)	(107)	2,102
Agriculture	789	1	--	(67)	--	(37)	--	686
Installment loans to individuals	117	31	--	(103)	--	--	(2)	43

Totals	$ 10,117	$ 6,876	$ 705	$ (3,423)	$ (385)	$ (2,099)	$ (1,256)	$ 10,535

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	September 30,				December 31,
(dollar amounts in thousands)	2014	Additions	Sales	Writedowns	2014

Totals	$ --	$ --	$ --	$ --	$ --

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

	Balance				Balance
	December 31,				December 31,
(dollar amounts in thousands)	2013	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ --	$ 248	$ (248)	$ --	$ --
Commercial	--	1,316	(1,316)	--	--
Land	--	65	(65)	--	--

Totals	$ --	$ 1,629	$ (1,629)	$ --	$ --

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	Three Months Ended			Twelve Months Ended
(dollars in thousands)	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
GAAP net income	$ 4,352	$ 3,429	$ 1,634	$ 8,965	$ 10,841
Adjusted for:
Income tax expense	2,343	1,742	1,308	4,749	6,997
(Gain) loss on sale of investment securities	(97)	(450)	9	(646)	(3,926)
Merger, restructure and integration	405	748	1,049	9,190	1,051

Non-GAAP earnings before income taxes, gains on investments, and merger, restructure and integration costs	$ 7,003	$ 5,469	$ 4,000	$ 22,258	$ 14,963

(dollars in thousands)	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Non-interest expense	$ 11,385	$ 13,382	$ 9,624	$ 54,792	$ 36,563
Less: Merger, restructure and integration	(405)	(748)	(1,049)	(9,190)	(1,051)
Adjusted non-interest expense	10,980	12,634	8,575	45,602	35,512
Total average assets	1,712,605	1,691,508	1,180,936	1,609,705	1,119,334
Non-interest expense to average assets less merger, restructure and integration costs	2.54%	2.96%	2.88%	2.83%	3.17%

(dollars in thousands)	12/31/2014	9/30/2014	12/31/2013	12/31/2014	12/31/2013
Non-interest expense	$ 11,385	$ 13,382	$ 9,624	$ 54,792	$ 36,563
Less: OREO related costs and writedowns	3	(55)	(51)	(179)	(180)
Less: Amortization of CDI	(297)	(297)	(100)	(1,057)	(400)
Less: Merger, restructure and integration	(405)	(748)	(1,049)	(9,190)	(1,051)
Adjusted non-interest expense	10,686	12,282	8,424	44,366	34,932
Net Interest Income	15,726	15,571	10,687	58,931	41,526
Non-interest income	2,354	2,982	1,879	9,575	12,875
Less: net (gains) losses	(97)	(432)	9	(645)	(3,926)
Operating efficiency less merger, restructure and integration costs	59.42%	67.78%	66.99%	65.38%	69.21%

(dollars in thousands)	12/31/2014	9/30/2014	12/31/2013
Total shareholders' equity	$ 197,940	$ 194,119	$ 126,427
Less: Series C Preferred Stock	(1,056)	(3,604)	(3,604)
Less: Intangibles	(30,232)	(30,180)	(12,581)
Tangible common equity	$ 166,652	$ 160,335	$ 110,242
Tangible common book value per share	$ 4.92	$ 4.85	$ 4.34

CONTACT: Simone Lagomarsino,
         President & Chief Executive Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson,
         Executive Vice President & Chief Financial Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5107
         lrobinson@heritageoaksbank.com